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                                                                    EXHIBIT 99.1

Company Contact:
Robert J. Blair
Western Digital Corporation
212.867.4490
bob.blair@wdc.com

For Immediate Release

           WESTERN DIGITAL ANNOUNCES FOURTH QUARTER, YEAR-END RESULTS

         IRVINE, CA. - July 21, 1999 - Western Digital Corporation (NYSE:WDC) today reported revenue of $709.3 million and a net loss of $101.5 million, or $1.12 per share, for its fourth quarter ended July 3, 1999. The net loss includes a restructuring charge of approximately $20 million for the sale of the Company's media business to Komag, Inc. Excluding this charge, net loss and net loss per share would have been $81.5 million and $.90, respectively. In the year-earlier period, Western Digital reported revenue of $650.5 million and a net loss of $162.7 million, or $1.84 per share. The results for the fourth quarter of 1998 included approximately $22 million related principally to the start of the technology licensing and component supply agreement with IBM Corporation.

         For fiscal 1999, the Company reported revenue of $2.8 billion and a net loss of $492.7 million, or $5.51 per share, compared with a net loss of $290.2 million, or $3.32 per share, on revenue of $3.5 billion in fiscal 1998. Both fiscal 1998 and 1999 results included previously announced restructuring and special charges.

         Chuck Haggerty, chairman, president and chief executive officer of Western Digital, said: "The fourth quarter results reflect the brutal competitive pricing in the desktop hard drive industry. Nevertheless, our strategy to compete at the major PC OEMs on the basis of performance, quality and time to market of our hard drives--and our customer service--produced a sequential increase in total unit shipments to 5.7 million in the fourth quarter, compared with 5.1 million units in the March quarter. Notably, we saw improved performance in our Enterprise product line, as units, revenue and gross margin were at their highest levels in three quarters. Continued improvement and solid new product execution in this area are key to Western Digital's recovery."

         "Our focus will remain on crisp execution of new product plans in both the desktop and enterprise product lines. Our roadmaps align very well with our major OEM PC and server customers, so the opportunity is there to grow the business. In addition, our efforts to diversify the business model with contributions from the AV consumer and networked attached storage spaces are on target for initial revenue by the end of calendar 1999."

         Haggerty also noted the Company's strong asset management in the fourth quarter: "Cash for the quarter finished at expected levels of about $226 million. Our days-sales-outstanding were at 38 days, a record low level for the Company, mostly due to a refined supply/demand process. Total inventory turns were 19--about four turns better than the March quarter--and our best performance since Q3 in fiscal 1997."


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         Western Digital Corporation is a leader in information storage products and services. The Company designs and manufactures hard drives for personal and enterprise-wide computing, and markets them to leading systems manufacturers and selected resellers under the Western Digital brand name. The Company was founded in 1970 and has long been noted for its storage and end-market systems-level design knowledge. The Company's home page can be found at http://www.westerndigital.com.

         This release contains forward-looking statements, including statements relating to improved performance and product execution in the enterprise and desktop product lines, growth in the Company's OEM business, and expected contributions of revenue from AV consumer and networked attached storage by the end of calendar 1999. The forward looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: improvement in time to market and time to volume of our new hard drives; successful qualification of our drives with key OEM customers; overall supply and customer demand in the hard drive industry; changes in customer order patterns; business conditions and growth in the personal and enterprise computing industry; development of non-traditional markets for hard drives; successful development and sale of the Company's first products for the AV consumer and networked attached storage markets; and other factors discussed in our recent SEC filings. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.



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                           WESTERN DIGITAL CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                  THREE MONTHS ENDED                            YEAR ENDED
                                    ---------------------------------------------      ----------------------------
                                       JULY 3,         JUNE 27,         MAR. 27,         JULY 3,          JUNE 27,
                                        1999            1998             1999             1999             1998
                                    -----------      -----------      -----------      -----------      -----------
Revenues, net                       $   709,302      $   650,503      $   668,456      $ 2,767,206      $ 3,541,525
Costs and expenses:
 Cost of revenues                       688,429          692,243          628,592        2,770,054        3,441,475
 Research and development                52,003           70,010           62,699          216,986          203,733
 Selling, general
   and administrative                    44,597           50,719           46,210          195,958          192,142
 Restructuring provision                 20,000               --           41,000           61,000               --
                                    -----------      -----------      -----------      -----------      -----------
   Total costs and expenses             805,029          812,972          778,501        3,243,998        3,837,350
                                    -----------      -----------      -----------      -----------      -----------
Operating loss                          (95,727)        (162,469)        (110,045)        (476,792)        (295,825)
Net interest income (expense)            (5,759)            (250)          (4,248)         (15,898)           3,817
Loss before income taxes               (101,486)        (162,719)        (114,293)        (492,690)        (292,008)
Provision for income taxes                   --               --               --               --           (1,791)
Net loss                            $  (101,486)     $  (162,719)     $  (114,293)     $  (492,690)     $  (290,217)
                                    ===========      ===========      ===========      ===========      ===========
Loss per common share:

   Basic                            $     (1.12)     $     (1.84)     $     (1.27)     $     (5.51)     $     (3.32)
                                    ===========      ===========      ===========      ===========      ===========
   Diluted                          $     (1.12)     $     (1.84)     $     (1.27)     $     (5.51)     $     (3.32)
                                    ===========      ===========      ===========      ===========      ===========

Common shares used in computing
  per share amounts:

   Basic                                 90,596           88,226           89,883           89,478           87,525
                                    ===========      ===========      ===========      ===========      ===========
   Diluted                               90,596           88,226           89,883           89,478           87,525
                                    ===========      ===========      ===========      ===========      ===========


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                           WESTERN DIGITAL CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                JULY 3,         JUNE 27,
                                                 1999            1998
                                              -----------      -----------

                                  ASSETS

Current assets:
  Cash and cash equivalents                   $   226,147      $   459,830
  Accounts receivable, net                        273,435          369,013
  Inventories                                     144,093          186,516
  Prepaid expenses                                 44,672           36,763
                                              -----------      -----------
    Total current assets                          688,347        1,052,122
Property and equipment, net                       237,939          346,987
Intangible and other assets, net                   96,116           43,579
                                              -----------      -----------
    Total assets                              $ 1,022,402      $ 1,442,688
                                              ===========      ===========

                   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                            $   335,907      $   330,130
  Accrued expenses                                280,711          258,449
  Current portion of long-term debt                10,000                0
                                              -----------      -----------
    Total current liabilities                     626,618          588,579

Long-term debt                                    534,144          519,188
Deferred income taxes                              15,430           17,163

Shareholders' equity (deficit:
  Common stock, $.01 par value                        906              883
  Additional paid-in capital                      140,145          119,026
  Retained Earnings (accumulated deficit)        (294,841)         197,849
    Total shareholders' equity (deficit)         (153,790)         317,758
                                              -----------      -----------
    Total liabilities and  shareholders'
      equity (deficit)                        $ 1,022,402      $ 1,442,688
                                              ===========      ===========


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